                              CONFIRMING STATEMENT

This Statement confirms that the undersigned, Vikrant Sawhney, has authorized and designated David W. Bullock, William E. Hennessey or Michael L. Korniczky to
execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the
U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Graham Packaging Company Inc. The authority of David W. Bullock, William E. Hennessey and Michael L. Korniczky
under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Graham Packaging Company Inc., unless earlier revoked in writing.
The undersigned acknowledges that David W. Bullock, William E. Hennessey and
Michael L. Korniczky are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

                                        By:   /s/ Vikrant Sawhney
                                              ----------------------------------
                                        Name: Vikrant Sawhney

                                        Date: 03/24/10